Exhibit 99.1

RESTORATION HARDWARE SAYS IF SEARS SIGNS SAME CONFIDENTIALITY/ STANDSTILL AGREEMENT AS OTHERS IT WILL PROVIDE CONFIDENTIAL INFORMATION

Corte Madera, CA — November 27, 2007 — In response to media and other inquiries concerning the Schedule 13D amendment filed by Sears Holdings Corporation on Monday, November 26, 2007, the Independent Committee of Restoration Hardware’s Board of Directors stated if Sears will agree to execute the customary confidentiality and standstill agreement on substantially the same terms that other parties have signed, it would be pleased to provide Sears with the confidential information it requested.

“While Sears has announced its willingness to sign a confidentiality agreement, there is no agreement on terms and, to date, instead of agreeing to the standstill agreement to which other interested parties have agreed, Sears has proposed to reserve the right to launch a tender offer outside the process,” the Independent Committee said in a statement today.

The Committee stated that it is encouraged by Sears’ current proposal at $6.75 per share based upon publicly available information, which is a vast improvement over its prior proposal at $4.00 per share. At the same time, the Committee stated that it believes that stockholder value will be maximized if Sears participates inside the process with other interested parties.

“Sears is an American icon,” said Ray Hemmig, Chairman of the Independent Committee. “We are flattered that it is interested in learning more about our company. We welcome its participation in the process along with the other interested parties. However, the Committee is firmly committed to a fair process that will yield the best results for all stockholders and believes that process is best served through all parties agreeing to the proposed standstill terms without preferential treatment of one party over another.”

On November 8, 2007, Restoration Hardware announced a merger agreement with Catterton Partners. In that announcement, the Company said that under the terms of the agreement, the Independent Committee of the Company’s Board of Directors, consistent with its fiduciary duties, would be soliciting competing proposals from third parties during a 35 day period ending December 13, 2007. On November 19, 2007, Sears filed a Schedule 13D with the SEC indicating that it had accumulated shares equaling just under a 14% ownership position in the Company.

About Restoration Hardware

Restoration Hardware, Inc. is a specialty retailer of high quality home furnishings, bath fixtures and bathware, functional and decorative hardware, gifts and related merchandise that reflects the Company’s classic and authentic American point of view. Restoration Hardware, Inc. sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at www.restorationhardware.com. The Company currently operates 102 retail stores and eight outlet stores in 30 states, the District of Columbia and Canada.

Information about the Previously Announced Merger and Where to Find It

On November 8, 2007, Restoration Hardware announced that it had entered into an agreement and plan of merger with Home Holdings, LLC (“Parent”), and Home Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are affiliates of Catterton Partners.

In connection with the proposed merger, Restoration Hardware will file a proxy statement with the Securities and Exchange Commission (the “SEC”). Investors and security holders are strongly advised to read the proxy statement when it becomes available because it will contain important information about the merger and the parties to the merger. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Restoration Hardware at the SEC website at http://www.sec.gov. The proxy statement and other documents also may be obtained for free from Restoration Hardware by directing such request to Chris Newman, Chief Financial Officer and Secretary, telephone: (415) 945-4530, or on the company’s website at http://www.restorationhardware.com.

Restoration Hardware and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of Restoration Hardware’s participants in the solicitation, which may, in some cases, be different than those of stockholders generally, is set forth in Restoration Hardware’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and will be set forth in the proxy statement relating to the merger when it becomes available. Each of these documents may be obtained for free at the SEC website at http://www.sec.gov or from Restoration Hardware by directing such request to Chris Newman, Chief Financial Officer and Secretary, telephone: (415) 945-4530, or on the company’s website at http://www.restorationhardware.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve known and unknown risks. Such forward-looking statements include, without limitation, statements containing words such as “expects” and words of similar import or statements of management’s opinion. There are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements, including that (1) the Company may be unable to obtain stockholder approval required for the merger agreement; (2) the Company may be unable to obtain regulatory approvals required for the transactions contemplated by the merger agreement; (3) conditions to the closing of the merger agreement may not be satisfied; (4) the transaction may involve unexpected costs, unexpected liabilities or unexpected delays; (5) the business of the Company may suffer as a result of uncertainty surrounding the transaction; and (6) the Company may be adversely affected by other economic, business, and/or competitive factors. Additional factors that may affect the future results of the Company are set forth in its filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in the Company’s Form 10-Q for the quarter ended August 4, 2007, in Part I, Item 2 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”), in Part I, Item 4 thereof (“Controls and Procedures”), and in Part II, Item 1A thereof (“Risk Factors”). Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:	Sitrick And Company Michael Sitrick Jason Booth (310) 788-2850 Lance Ignon (415) 793-8851 Restoration Hardware Chris Newman Chief Financial Officer 415-945-4530